TO THE SECRETARY OF IDS LIFE
INSURANCE COMPANY OF NEW YORK

By a Consent in Writing in Lieu of a Meeting of the Board of Directors received by the Secretary on April 17, 1996, the Board of Directors of IDS Life Insurance Company of New York:

        RESOLVED, That IDS Life of New York Flexible Portfolio Annuity Account (redesignated as IDS Life of New York Variable Annuity Account), comprised of one or more subaccounts, was established as a separate account in accordance with Section 4240 New York Insurance Law and New York Insurance Regulation 47; and

        RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts within such separate account as they determine to be appropriate; and

        RESOLVED FURTHER, that the proper officers of the Corporation were authorized and directed, as they may deem appropriate from time to time and in accordance with applicable laws and regulations to establish further any subaccounts and change the designation of the separate account to another designation.

As President of IDS Life Insurance Company of New York, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, 46 additional subaccounts within the separate account. Two of each such subaccounts will invest in the following funds:

AXP(R) Variable Portfolio - Stock Fund
AXP(R) Variable Portfolio Partners - Small Cap Value Fund
AIM V.I. Capital Appreciation Fund, Series II
AIM V.I. Capital Development Fund, Series II
Alliance VP AllianceBernstein International Value Portfolio (Class B) Alliance VP Growth & Income Portfolio (Class B)
American Century VP International, Class II
American Century VP Value, Class II
Evergreen VA Capital Growth Fund, Class L Shares
Fidelity VIP III Growth & Income Portfolio (Service Class 2)
Fidelity VIP III Mid Cap Portfolio (Service Class 2)
Fidelity VIP Overseas Portfolio (Service Class 2)
Franklin Templeton VIP Trust - Mutual Shares Securities Fund - Class 2 INVESCO Variable Investment Funds, Inc. - Dynamics Fund
INVESCO Variable Investment Funds, Inc. - Financial Services Fund INVESCO Variable Investment Funds, Inc. - Technology Fund
INVESCO Variable Investment Funds, Inc. - Telecommunications Fund MFS(R) Utilities Series - Service Class
Pioneer Equity-Income VCT Portfolio - Class II Shares
Pioneer Europe VCT Portfolio - Class II Shares
Putnam VT Health Sciences Fund - Class IB Shares
Putnam VT International Growth Fund - Class IB Shares
Strong Opportunity Fund II - Advisor Class


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In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of IDS Life Insurance Company of New York, the Unit Investment Trust comprised of IDS Life of New York Variable Annuity Account and consisting of 108 subaccounts is hereby reconstituted as IDS Life of New York Variable Annuity Account consisting of 154 subaccounts.

Received by the Secretary:



/s/ Timothy V. Bechtold                    /s/ Eric L. Marhoun
    --------------------                       ---------------
    Timothy V. Bechtold                        Eric L. Marhoun


                                               Date: August 2 , 2001